EXHIBIT 99.77(I)

LORD ABBETT MUNICIPAL INCOME TRUST

Item 77I: Terms of new or amended securities

AMENDMENTS TO REGISTRANT'S DECLARATION AND AGREEMENT OF TRUST

An Amendment to the Declaration and Agreement of Trust dated as of September 11, 2008 for the Lord Abbett Municipal Income Trust is hereby incorporated by reference to Post-Effective Amendment No. 38 to the Trust's Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission on December 10, 2008. The Amendment established a new series of shares of the Trust to be designated the “Lord Abbett Short Duration Tax Free Fund” and established the following classes of the Lord Abbett Short Duration Tax Free Fund:  Class A, Class C, Class F and Class I.